Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 443.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

Integral Systems Appoints Christopher Roberts as Chief Financial Officer

Industry Veteran and Author Brings More Than Two Decades of Financial Experience Working with

Companies in the Government, Aerospace and Commercial Markets

COLUMBIA, MD, June 21, 2010 – Integral Systems, Inc. (NASDAQ: ISYS) announced today that it has appointed Christopher Roberts as Chief Financial Officer. An experienced financial leader, Mr. Roberts has worked in government contracting for more than 24 years, primarily in the aerospace, defense and information technology sectors. Most recently, he was Director of Finance and Administration for Infinity Technology, LLC. Mr. Roberts will join the Company on June 28, 2010 and will report directly to Paul Casner, CEO of Integral Systems.

“Integral Systems is leading the way in offering innovative technology solutions to the aerospace and communications markets,” said Paul Casner, Chief Executive Officer of Integral Systems. “Chris’ extensive financial experience and involvement in growing successful companies will bring a unique perspective to our executive leadership team.”

Over the past two decades, Mr. Roberts has served in financial management, contracts administration, business development and compliance positions for several leading technology companies in the Washington, DC area, including Pearson Analytic Solutions, CTA Space Systems, System Planning Corp., and Atlantic Aerospace Electronics Corp. An experienced business entrepreneur, Mr. Roberts has served as the Chief Financial Officer for three successful startups. He also has experience with satellite design, manufacture and operation, including the software products used for on-orbit satellite command and control.

Mr. Roberts has a broad background as an engineer, corporate lawyer, and financial manager. He received his BS in Electrical Engineering from MIT in 1975 and worked as a member Raytheon’s technical staff. He received his JD from the University of Virginia Law School in 1978 and practiced in New York City for five years with two major firms, Chadbourne & Parke and White & Case, specializing in commercial litigation and antitrust issues. Mr. Roberts received his MS in Business Management from the MIT Sloan School of Management in 1985.

Mr. Roberts is a co-author of “Antitrust for Business,” and has published articles on antitrust and patent law, space policy, information technology and corporate finance.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact:

Andrew Miller

Vice President, External Communications

Integral Systems, Inc.

Phone: 443.539.5124

amiller@integ.com

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